Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Pactiv Evergreen Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to Be Registered	Fee Calculation Rule	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, par value $0.001 per share, reserved for issuance under the Pactiv Evergreen Equity Incentive Plan (the “Plan”)	Rule 457(c) and Rule 457(h)	1,779,261 (4)	$10.875	$19,349,463.38	$110.20 per $1,000,000	$2,132.32
Total Offering Amounts					$19,349,463.38		$2,132.32
Total Fee Offsets							—
Net Fee Due							$2,132.32

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Shares that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2) Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $10.875 per share, which represents the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on February 28, 2023.

(3) Rounded up to the nearest penny.

(4) Represents an annual increase effective January 1, 2023 to the number of shares of the Registrant’s common stock reserved for issuance under the Plan, which annual increase is provided for in the Plan, subject to approval of the Board or the Committee.